Exhibit 10.K

Compensation for Directors

As of 2004, each non-employee director receives for service as a director an annual fee of $110,000. Members of the Audit Committee receive an additional annual fee of $5,000. The chairmen of each of the Audit, Corporate Governance and Compensation Committees receive an additional annual fee of $10,000. The chairmen of each of the Executive and International Committees receive an additional annual fee of $5,000. Directors also are reimbursed for travel expenses in connection with meetings. Compensation is available for extended travel on Board business at the request of the Board or a Committee of the Board at the rate of $2,000 per day, including travel days and work days.

The Board of Directors has designated that $55,000 of the $110,000 annual fee paid to non-employee directors automatically will be placed into a common share equivalents account under the Fee Deferral Plan for Directors. The value of the common share equivalents account is measured from time to time by the value of the Company’s common shares and is payable to a director in cash at a time selected in advance by the director, which must be on or after the director’s termination of service as a director. The share equivalents account is credited on each dividend payment date for common shares with the number of share equivalents that are equal in value to the amount of the quarterly dividend on common shares. The Fee Deferral Plan for Directors provides that non-employee directors may defer receipt of all or a portion of the remaining fees for services as a director and elect between interest bearing and common share equivalent accounts as the investment vehicle for the deferred fees. The Fee Deferral Plan for Directors is administered by the Compensation Committee.